Exhibit 99.1
Champions Biotechnology, Inc.
NEWS
855 N. Wolfe Street, Suite 619, Baltimore, Maryland 21205 USA.
Tel. 410-369-0365
For Immediate Release
Champions Biotechnology Reports Additions to its Management Team
Baltimore, MD, October 28, 2010 — Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a company engaged in the development of advanced preclinical platforms and tumor specific data to enhance the value of oncology drugs, today announced that Mr. Joel Ackerman has joined the management team as the Chief Executive Officer of the Company. In addition, the Company announced that Dr. Ronnie Morris will join the management team as President of the Company; Dr. Morris will concentrate on the development and growth of the personalized medicine business, particularly the Company’s Personalized Oncology Services. Both Mr. Ackerman and Dr. Morris will join the company’s Board of Directors.
Mr. Ackerman spent 15 years at Warburg Pincus, a leading private equity investment firm, from 1993 to 2008. While at Warburg Pincus, he was a partner of the firm, a member of the executive management group and ran the healthcare services group. He invested in start-ups and early-stage companies as well as later stage growth investments and management-led buyouts. For most of these companies, Mr. Ackerman served on the board of directors and worked closely with the respective management teams on strategy, financing, M&A and organizational development. Currently, Mr. Ackerman sits on the board of directors of Coventry Health Care, a publicly traded managed care company, and Kindred Healthcare, a publicly traded company that owns hospitals and nursing homes. He is also Chairman of the Board of One Acre Fund, a non-profit microfinance organization in Western Kenya. He received a BA in physics from Columbia University and an MA in physics from Harvard University.
Ronnie Morris, M.D. was most recently one of the founders of MDVIP, the national leader in personalized healthcare. Serving as a board member, medical director, and part of the executive management team, Dr. Morris helped build and manage MDVIP, a company that grew to a network of 400 doctors within 29 states servicing 125,000 consumers/patients. In December 2009, MDVIP was acquired by the Procter and Gamble Co. (NYSE:PG). Prior to MDVIP, Dr. Morris was the Chief Medical Officer and Executive V.P. of AllianceCare, a 1500+ employee company that provided home healthcare, physical therapy and doctor visits for home bound patients. At AllianceCare Dr. Morris developed and operated the physician house call division of the business, and he was the general medical director for the company. He is currently on the board of directors of APOS therapy. He was the managing partner of a large multispecialty group that was acquired in 1998 by Promedco. Dr. Morris is a board certified internist and up until 2004 he had a private practice in Boca Raton, Florida. He has been a consultant for many pharmaceutical companies including Pfizer, Merck, and AstraZeneca.
Dr. David Sidransky, Chairman of the Board of the Company, said, “We are all very excited about Mr. Ackerman and Dr. Morris joining our team. They bring a highly successful track record and years of valuable experience and empirical knowledge to help shape and grow our business.”
Additional information regarding this announcement will be contained in a Form 8-K to be filed by the Company.
About Champions Biotechnology, Inc.
Champions Biotechnology, Inc. is engaged in the development of advanced preclinical platforms and predictive tumor specific data to enhance and accelerate the value of oncology drugs. The Company’s Preclinical Platform is a novel approach based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting xenografts (Biomerk Tumorgrafts™) in a manner that preserves the biological characteristics of the original human tumor. The Company believes that these Tumorgrafts closely reflect human cancer biology and their response to drugs is more predictive of clinical outcomes in cancer patients.

Champions Biotechnology leverages its preclinical platform to evaluate drug candidates and to develop a portfolio of novel therapeutic candidates through pre-clinical trials. As drugs progress through this early stage of development, the Company plans to sell, partner or license them to pharmaceutical and/or biotechnology companies, as appropriate. The Company also offers its predictive preclinical platform and tumor specific data to physicians for personalized patient care and to Companies for evaluation of oncology drugs and drug candidates in models that integrate prognostic testing with biomarker discovery.
Champions Biotechnology is dedicated to enhancing preclinical development tools, accelerating development and valuation of oncology drugs, and advancing personalized treatment with a goal to improve the lives of cancer patients globally.
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Biotechnology generally uses words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Biotechnology’s Form 10-K for the fiscal year ended April 30, 2010 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Biotechnology’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Biotechnology’s expectations, except as required by law.
CHAMPIONS BIOTECHNOLOGY, INC. WEB SITE: www.championsbiotechnology.com